Exhibit 23

Consent of Independent Registered Public Accounting Firm

Spartan Motors Retirement Plan
Charlotte, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-111888) of our report dated June 28, 2012 relating to the financial statements and supplemental schedules of Spartan Motors Retirement Plan which appear in this Form 11-K for the year ended December 31, 2011.

/s/ BDO USA, LLP
BDO USA, LLP
Grand Rapids, Michigan

June 28, 2012